Exhibit 99.2

ACURX PHARMACEUTICALS, Inc. Announces Closing of INITIAL Public Offering OF

common stock AND FULL EXERCISE OF UNDERWRITERS’ OPTION TO PURCHASE

ADDITIONAL SHARES

STATEN ISLAND, N.Y., June 29, 2021 — Acurx Pharmaceuticals, Inc. (Nasdaq: ACXP) (the “Company”), a clinical stage biopharmaceutical company developing a new class of antibiotics for difficult-to-treat bacterial infections, announced today the closing of its previously announced underwritten initial public offering of 2,875,000 newly-issued shares of common stock, including the full exercise by the underwriters of their option to purchase 375,000 additional shares of common stock, at a price to the public of $6.00 per share. The shares are listed for trading on the Nasdaq Capital Market under the ticker symbol “ACXP.” The net proceeds to the Company from the offering, after deducting the underwriter discounts and commissions and estimated offering expenses, were approximately $14.8 million.

Alexander Capital L.P. acted as lead book-running manager for the offering. Network 1 Financial Securities, Inc. acted as co-manager.

A registration statement on Form S-1 relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on June 24, 2021. A final prospectus relating to the offering was filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus may be obtained from: Alexander Capital, L.P., 17 State Street, New York, New York 10014, (212) 687-5650, info@alexandercapitallp.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company being offered, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Acurx Pharmaceuticals, Inc.

Acurx Pharmaceuticals is a clinical stage biopharmaceutical company focused on developing new antibiotics for difficult to treat infections. The Company's approach is to develop antibiotic candidates that target the DNA polymerase IIIC enzyme and its R&D pipeline includes early stage antibiotic candidates that target other Gram-positive bacteria, including Methicillin-Resistant Staphylococcus aureus (MRSA), Vancomycin-Resistant Enterococcus (VRE) and Penicillin-Resistant Streptococcus pneumoniae (PRSP).  For more information, please visit: www.acurxpharma.com.

Investor Contact:

David P. Luci, President and Chief Executive Officer

Acurx Pharmaceuticals, Inc.

Phone: (917) 533-1469

davidluci@acurxpharma.com